As filed with the Securities and Exchange Commission on March 10, 2020

Registration No. 333-160748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 20

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEADFAST INCOME REIT, INC.

(Steadfast Apartment REIT, Inc. as successor by merger to Steadfast Income REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	27-0351641
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Steadfast Apartment REIT, Inc.

18100 Von Karman Avenue

Suite 500

Irvine, California 92612

(949) 852-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Steadfast Apartment REIT, Inc.

Rodney F. Emery

Chief Executive Officer

18100 Von Karman Avenue

Suite 500

Irvine, California 92612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Heath D. Linsky

Mary Katherine Rawls

Morrison & Foerster LLP

3500 Lenox Road, Suite 1500

Atlanta, GA 30326

Tel: (404) 490-4444

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 20 amends the Registration Statement on Form S-11, File No. 333-160748, or the Registration Statement, of Steadfast Income REIT, Inc., or the Company, which was originally filed with the Securities and Exchange Commission on July 9, 2010, and subsequently amended by Post-Effective Amendment No. 19 to Form S-11 on Form S-3, filed January 3, 2014, that registered up to 12,000,000 shares of the Company’s common stock, par value $0.01 per share, to be sold pursuant to the Company’s distribution reinvestment plan.

Effective March 6, 2020, pursuant to the Agreement and Plan of Merger, or the Merger Agreement, dated as of August 5, 2019, by and among the Company, Steadfast Apartment REIT, Inc., or STAR, Steadfast Apartment REIT Operating Partnership, L.P., Steadfast Income REIT Operating Partnership, L.P., and SI Subsidiary, LLC, a wholly-owned subsidiary of STAR, or Merger Sub, the Company merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of STAR, or the Merger, and the separate corporate existence of the Company thereupon ended.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Steadfast Apartment REIT, Inc., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-3 and the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on the Registrant’s behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 10, 2020.

Steadfast Apartment REIT, Inc. (as successor by merger to Steadfast Income REIT, Inc.)

Dated: March 10, 2020	By:	/s/ Kevin J. Keating
		Name:	Kevin J. Keating
		Title:	Chief Financial Officer and Treasurer